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                                                                  EXHIBIT 99



FOR IMMEDIATE RELEASE


     EMPIRE OF CAROLINA ANNOUNCES $15 MILLION ACQUISITION

     DELRAY BEACH, FL, FEBRUARY 12, 1998 -- EMPIRE OF CAROLINA (AMEX:EMP) a designer, manufacturer and marketer of children's toys today announced the signing of a letter of intent to acquire the stock of Apple Sports, Inc. and Apple Golf Shoes, Inc. (the "Apple Companies") manufacturers and distributors of golf equipment sold under license from Wilson Sporting Goods Co.

     The Apple Companies are located in Ronkonkomo, New York. Their Dorson-Registered Trademark- brand products have been sold since the 1940's, and they have manufactured and distributed Wilson-Registered Trademark-Staff-Registered Trademark- golf shoes and other Wilson-Registered Trademark-accessories since 1986. In 1997, the Apple Companies had unaudited revenues in excess of $24 million.

     The letter of intent provides that Empire shall purchase all of the stock of the Apple Companies for 5 million shares of Empire's common stock. In addition, Empire shall assume up to $4.3 million of debt and reimburse certain transfer and other fees at closing. Under certain circumstances, an additional 1.15 million shares of Empire's common stock may be issued to the sellers as additional consideration twelve months after the closing.

     The letter of intent also provides that the Wilson licenses, which permit use of the Wilson-Registered Trademark-, Pro-Staff-Registered Trademark-, and Ultra-Registered Trademark- trademarks on golf accessories and shoes, will be extended for a minimum of 5 years.

     "We expect the earnings and cash flow of the Apple Companies to be accretive in 1998. The acquisition will also allow Empire to expand into a similar industry and enlarge its customer base, which should provide additional distribution channels for some of Empire's existing toy and outdoor products" said Bill Craig, Empire's CFO. "We are also excited about the manufacturing opportunities for golf and sporting good products that this acquisition brings to Empire." Charles S. Holmes, Empire's Chairman, added "With the growth history and growth potential of golf, Apple represents an excellent addition to Empire's revenue and profits, and should service the shareholders well in the years to come."

     The potential transaction is subject to a number of conditions, including satisfactory completion of due diligence, the negotiation and execution of a definitive agreement, and the approval of Empire's shareholders. The Company can give no

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assurance that the transaction will be consummated, or, if consummated, that it will be on the terms and conditions described above.

     Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. The Company's full line includes the Big Wheel-Registered Trademark- line of ride-on toys, Grand Champions-Registered Trademark- collectible horses, and Buddy L-Registered Trademark-cars and trucks. The Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products.

     This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, and management's plans and objectives. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the Company's ability to close the proposed transaction, the potential profitability of Apple Sports, Inc., the Company's ability to manage inventory, production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery delays including effects on existing and future orders, competitive practices in the toy and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Registration Statement on Form S-1 filed under the Securities Act of 1933, Registration No. 333-4440. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT:  Lawrence Geller, (561) 498-4000, or lgeller@empiretoys.com

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